EXHIBIT 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this "Agreement") is made and entered into as of March 16, 2016, by and among (a) Old Point Financial Corporation, a Virginia corporation (the "Company"); (b) Financial Edge Fund, L.P., a Delaware limited partnership, Financial Edge-Strategic Fund, L.P., a Delaware limited partnership, PL Capital/Focused Fund, L.P., a Delaware limited partnership, PL Capital, LLC, a Delaware limited liability company ("PL Capital"), PL Capital Advisors, LLC, a Delaware limited liability company ("PL Capital Advisors"), Goodbody/PL Capital, L.P., a Delaware limited partnership, Goodbody/PL Capital, LLC, a Delaware limited liability company ("Goodbody/PL LLC"), John W. Palmer and Richard J. Lashley, as Managing Members of PL Capital, PL Capital Advisors and Goodbody/PL LLC (collectively, the "PL Capital Group"); and (c) Mr. William F. Keefe ("Mr. Keefe"). The Company, the PL Capital Group and Mr. Keefe are each referred to herein as a "Party" and collectively, as the "Parties."

RECITALS

WHEREAS, as of the date hereof, the PL Capital Group beneficially owns 302,662 shares of common stock of the Company, par value $5.00 per share ("Common Stock") and Mr. Keefe owns 2,000 shares of Common Stock;

WHEREAS, on December 30, 2015, the PL Capital Group delivered a letter to the Company, giving notice (the "Nomination Notice") of its intent to nominate Mr. Keefe for election to the Board of Directors of the Company (the "Board") at the Company's 2016 Annual Meeting of Stockholders (the "2016 Annual Meeting"); and

WHEREAS, the Parties have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Withdrawal of Proxy Contest

(a)            The PL Capital Group hereby irrevocably withdraws the Nomination Notice with immediate effect.

(b)            Each member of the PL Capital Group and Mr. Keefe shall, and shall cause their respective Representatives to, immediately cease all solicitation efforts in connection with the 2016 Annual Meeting.

(c)            The PL Capital Group and Mr. Keefe shall not, and shall cause their respective Representatives not to, file with the SEC, or mail or otherwise deliver to the Company's stockholders, any preliminary or definitive proxy statement or proxy card in respect of the 2016 Annual Meeting. Each member of the PL Capital Group and Mr. Keefe agree that they shall not, and shall not permit their respective Representatives to, vote, deliver or otherwise use any proxies of other stockholders of the Company that may have been received by the PL Capital Group or any of its Representatives to date with respect to the 2016 Annual Meeting.

2.	Board Composition and Related Matters.

(a)            The Company agrees to (i) nominate Mr. Keefe for election to the Board at the 2016 Annual Meeting (the "PL Capital Designee"); (ii) file a preliminary, if necessary, and definitive proxy statement that includes the PL Capital Designee for the 2016 Annual Meeting; and (iii) recommend, support and solicit proxies for the election of the PL Capital Designee at the 2016 Annual Meeting in the same manner as for the Company's other nominees standing for election to the Board at the 2016 Annual Meeting, and otherwise use reasonable best efforts to cause, the election of the PL Capital Designee at the 2016 Annual Meeting.

(b)            Prior to the execution of this Agreement, the PL Capital Designee has executed an irrevocable resignation as director in the form attached hereto as Exhibit A. Following his election to the Board, the Company shall cause the PL Capital Designee to be appointed to the board of directors of The Old Point National Bank of Phoebus (the "Bank").

(c)            During the time period starting on the date hereof and ending on the Termination Date (the "Commitment Period"), the Board shall (i) nominate the PL Capital Designee for election to the Board at each Stockholder Meeting at which directors are to be elected; and (ii) cause the Company to file a definitive proxy statement in respect of each Stockholder Meeting at which directors are to be elected and recommend that the Company's stockholders vote directly or by proxy in favor of, and otherwise use reasonable best efforts to cause, the election of the PL Capital Designee at such Stockholder Meeting. In addition, during the Commitment Period, the Company shall cause the PL Capital Designee to be appointed to the board of directors of the Bank.

(d)            Following his election to the Board, the PL Capital Designee shall be eligible for consideration to serve on committees of the Board based on the same criteria as others members of the Board, and the Board shall consider, in good faith and in consultation with the PL Capital Designee, the appointment of the PL Capital Designee to committees of the Board.

(e)            The PL Capital Designee shall receive the same compensation and benefits paid to other non-employee directors of both the Company and the Bank.

(f)            During the Commitment Period, the Company shall reimburse the PL Capital Designee for reasonable and documented travel expenses, including for reasonable and necessary transportation, meals and lodging, incurred in connection with the PL Capital Designee's attendance at meetings of the Board or any of its committees; provided, however, that if after the date of this Agreement the Board adopts a policy providing for reimbursement of travel expenses incurred by directors in connection with director attendance at meetings of the Board or any of its committees, the foregoing reimbursement obligations shall be superseded by such Board policy, as long as such policy provides for full reimbursement of reasonable and documented travel expenses incurred in connection with the PL Capital Designee's attendance at meetings of the Board or any of its committees.

(g)            During the Commitment Period, in the event that the PL Capital Designee ceases to be a director of the Company for any reason, the PL Capital Group shall be entitled to designate, for consideration by the Nominating and Corporate Governance Committee of the Board (the "Nominating Committee"), a candidate for replacement for the PL Capital Designee (such replacement, a "PL Capital Replacement Designee"). The PL Capital Replacement Designee shall not be affiliated with the PL Capital Group and shall qualify as an "independent director" under applicable rules of the SEC, the NASDAQ rules and under the Company's corporate governance guidelines. The Nominating Committee, in good faith and consistent with its fiduciary duties, shall consider such candidate within 20 Business Days after such candidate has delivered to the Nominating Committee the following items (the "Review Period"): a completed D&O questionnaire (in the form to be provided by the Company) and a duly executed irrevocable resignation as director in the form attached hereto as Exhibit A to the Nominating Committee. Subject to the Nominating Committee's approval, which approval shall not be unreasonably withheld, the Board shall vote to appoint such candidate within five Business Days following the conclusion of the Review Period. In the event the Board declines to appoint a candidate designated by the PL Capital Group, the PL Capital Group may propose one or more replacement designees, subject to the above criteria and time periods. Unless a clear a contrary interpretation applies, each reference herein to the "PL Capital Designee" shall include a reference to any PL Capital Replacement Designee.

3.	Voting.

(a)            During the Commitment Period, each member of the PL Capital Group and Mr. Keefe shall, and shall cause their respective Representatives to, appear in person or by proxy, or deliver a consent or consent revocation, as applicable, at each Stockholder Meeting and to vote all shares of Common Stock beneficially owned by such person and over which such person has voting power at such Stockholder Meeting in accordance with the Board's recommendations with respect to any proposal to be submitted to the stockholders of the Company, including each election of directors and any removal of directors.

(b)            No member of the PL Capital Group nor Mr. Keefe shall execute any proxy card, consent, consent revocation or voting instruction form in respect of any Stockholder Meeting other than the proxy card, consent, consent revocation and related voting instruction form being solicited by or on behalf of the Board. Each member of the PL Capital Group and Mr. Keefe agree that they shall not, and that they shall not permit any of their respective Representatives to, directly or indirectly, take any action inconsistent with this Section 3.

4.          Standstill. During the Commitment Period, without the prior written consent of the Board, each member of the PL Capital Group and Mr. Keefe shall not, and shall cause their respective Representatives not to, directly or indirectly:

(a)            (i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the ownership, control or other beneficial ownership interest in more than 9.99% of the then-outstanding shares of the Common Stock in the aggregate; or (ii) knowingly sell, offer or agree to sell, all or substantially all, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by the PL Capital Group, Mr. Keefe and their respective Representatives to any Third Party which would result in such Third Party, together with its Representatives, having any beneficial ownership interest of 5.0% or more of the then-outstanding shares of Common Stock (except for Schedule 13G filers that are mutual funds, pension funds or index funds with no known history of activism);

(b)            (i) nominate or recommend for nomination a person for election at any Stockholder Meeting at which directors of the Board are to be elected, provided that they may privately recommend to the Board for its consideration a candidate for election to the Board; (ii) initiate, encourage or participate in any solicitation of proxies or consents in respect of any election contest or removal contest with respect to the Company's directors; (iii) submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies or consents in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; or (v) initiate, encourage or participate in any "withhold" or similar campaign with respect to any Stockholder Meeting;

(c)            form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company's directors (other than with other members of the PL Capital Group, Mr. Keefe or one or more of their Affiliates to the extent that any such person signs a joinder to this Agreement reasonably agreeable to the Company);

(d)            demand an inspection of the Company's records pursuant to Section § 13.1-771 of the Virginia Stock Corporation Act or otherwise;

(e)            deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(f)            seek, alone or in concert with others, to amend any provision of the Company's articles of incorporation or bylaws;

(g)            effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any acquisition of more than 9.99% of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than 9.99% of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(h)            enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(i)            take any action challenging the validity or enforceability of this Section 4 or this Agreement, or publicly make or in any way advance publicly any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement.

5.          Mutual Non-Disparagement. During the Commitment Period, neither Party shall, and shall not permit any of its respective Representatives to, publicly disparage or criticize (or make any other public statement or communication that might reasonably be construed to be derogatory, critical of, negative toward, or detrimental to) the Other Party or its subsidiaries, its or its subsidiaries' business or any current or former directors, officers or employees of the Other Party or its subsidiaries, including the business and current or former directors, officers and employees of such Other Party's Affiliates, as applicable. Except for amendments to the Schedule 13D of the PL Capital Group made solely to report a change in the composition of the PL Capital Group or level of ownership of Common Stock or the Schedule 13D Amendment (as defined below), no member of the PL Capital Group shall, and shall not permit any of its Representatives to, make any public announcement or public statement (including, without limitation, any filing required under the Exchange Act) regarding the Company, its subsidiaries, its or its subsidiaries' business or any current or former directors, officers or employees of the Company or its subsidiaries including the business and current or former directors, officers and employees of the Company's Affiliates. The restrictions in this Section 5 shall not (i) apply in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, in each case, to the extent required or (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

6.	No Litigation. During the Commitment Period:

(a)            Except in connection with passive participation as a class member in any class action (which, for the avoidance of doubt, shall not include participation as a name or lead plaintiff) with respect to any event or circumstance occurring prior to the date of this Agreement, each member of the PL Capital Group and Mr. Keefe covenant and agree that they shall not, and shall not permit any of their respective Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (collectively, "Legal Proceeding") against the Company or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent any member of the PL Capital Group, Mr. Keefe or any of their respective Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, any member of the PL Capital Group, Mr. Keefe or any of their respective Representatives; provided, further, that in the event any member of the PL Capital Group, Mr. Keefe or any of their Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the Company.

(b)            The Company covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any Legal Proceedings against any member of the PL Capital Group, Mr. Keefe or any of their respective Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Company or any of its Representatives; provided, further, that in the event the Company or any of its Representatives receives such Legal Requirement, the Company shall give prompt written notice of such Legal Requirement to the PL Capital Group and Mr. Keefe.

7.	Press Release and SEC Filings.

(a)            No later than one Business Day following the execution of this Agreement, the Company and the PL Capital Group shall announce the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release in the form attached hereto as Exhibit B or as otherwise agreed to by the Parties (the "Mutual Press Release"). Prior to the issuance of the Mutual Press Release, neither the Company, the PL Capital Group nor Mr Keefe shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the Other Party. No Party or any of its Representatives shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release, except as required by law or the rules of the NASDAQ or with the prior written consent of the Other Party and otherwise in accordance with this Agreement.

(b)            No later than two Business Days following the execution of this Agreement, the PL Capital Group and Mr. Keefe shall file with the SEC an amendment to the jointly filed Schedule 13D in compliance with Section 13 of the Exchange Act, reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the "Schedule 13D Amendment"). The Schedule 13D Amendment shall be consistent with the Mutual Press Release and the terms of this Agreement. The PL Capital Group and Mr. Keefe shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(c)            No later than four Business Days following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Agreement and appending this Agreement and the Mutual Press Release as an exhibit thereto (the "Form 8-K"). The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement. The Company shall provide the PL Capital Group, Mr. Keefe and their respective Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the PL Capital Group, Mr. Keefe and their Representatives.

8.	Confidentiality.

(a)            Each member of the PL Capital Group and Mr. Keefe acknowledge that certain information concerning the business and affairs of the Company and the Bank ("Confidential Information") may be disclosed to the PL Capital Group, Mr. Keefe and their respective Representatives by the Company, the Bank and their Representatives. For the avoidance of doubt, the term "Confidential Information" shall include any information relating to the discussions or negotiations between the Company and its Representatives, on the one hand, and the PL Capital Group, Mr. Keefe and their respective Representatives, on the other hand. Each member of the PL Capital Group and Mr. Keefe agree that the Confidential Information shall be kept confidential and that the PL Capital Group, Mr. Keefe and their respective Representatives shall not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless pursuant to paragraph (b) below; provided, however, that no Party shall be prohibited from exercising any legally protected whistleblower rights (including under Rule 21F under the the Exchange Act); and provided further that the term "Confidential Information" shall not include information that (i) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of the disclosure by any member of the PL Capital Group, Mr. Keefe or any of their respective Representatives in violation of the terms of this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any member of the PL Capital Group, Mr. Keefe or any of their respective Representatives; or (ii) was independently developed or acquired by any member of the PL Capital Group or Mr. Keefe without violating any of the obligations of any member of the PL Capital Group, Mr. Keefe or any of their respective Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any member of the PL Capital Group, Mr. Keefe or any of their respective Representatives and without use of any Confidential Information. Each member of the PL Capital Group and Mr. Keefe shall undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 8 by any of their respective Representatives, including taking all reasonable measures (including Legal Proceedings) to restrain their respective Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information.

(b)            In the event that any member of the PL Capital Group, Mr. Keefe or any of their respective Representatives is required to disclose any Confidential Information by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a "Legal Requirement"), such member of the PL Capital Group, Mr. Keefe and their respective Representatives shall (i) provide the Company prompt written notice of such Legal Requirement so that the Company may seek an appropriate protective order and waive compliance with the provisions of this Agreement; and (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow any disclosure pursuant to such Legal Requirement. If, in the absence of a protective order or the receipt of a waiver hereunder, such member of the PL Capital Group or Mr. Keefe is advised by its outside legal counsel that it is legally required to disclose such Confidential Information, such member of the PL Capital Group or Mr. Keefe may disclose to the required person that portion (and only that portion) of the Confidential Information that such counsel has advised it is required to be disclosed; provided, however, that such member of the PL Capital Group or Mr. Keefe shall give the Company written notice as far in advance of its disclosure as is reasonably practicable and shall cooperate using commercially reasonable efforts in assisting the Company in connection with the Company seeking to obtain an order or other reliable assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.

(c)            For the avoidance of doubt, the obligations under this Section 8 shall be in addition to, and not in lieu of, the PL Capital Designee's confidentiality obligations under Virginia law and the articles of incorporation, bylaws and applicable corporate governance policies of the Company.

(d)            Notwithstanding anything to the contrary herein, the PL Capital Designee shall not be permitted to disclose any Confidential Information to the PL Capital Group.

9.          Compliance with Securities Laws. Each member of the PL Capital Group and Mr. Keefe acknowledge that the U.S. securities laws generally prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10.          Affiliates and Associates. Each member of the PL Capital Group and Mr. Keefe shall cause their respective Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of any member of the PL Capital Group or Mr. Keefe, if such Affiliate or Associate is not a Party, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a Party to the same extent as a member of the PL Capital Group or Mr. Keefe.

11.	Representations and Warranties.

(a)            Mr. Keefe represents and warrants that he is sui juris and of full capacity. Each member of the PL Capital Group and Mr. Keefe represent and warrant that they have full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by each member of the PL Capital Group and Mr. Keefe, constitutes a valid and binding obligation and agreement of each member of the PL Capital Group and Mr. Keefe and is enforceable against each member of the PL Capital Group and Mr. Keefe in accordance with its terms. Each member of the PL Capital Group represents and warrants that, as of the date of this Agreement, the PL Capital Group beneficially owns 302,662 shares of Common Stock, has voting authority over such shares, and owns no Synthetic Equity Interests or any Short Interests in the Company. Mr. Keefe represents and warrants that, as of the date of this Agreement, Mr. Keefe beneficially owns 2,000 shares of Common Stock, has voting authority over such shares, and owns no Synthetic Equity Interests or any Short Interests in the Company. Each member of the PL Capital Group and Mr. Keefe represent and warrant that they have not formed, are not members of, any group with any other person and do not act in concert with any other person. Each member of the PL Capital Group represents and warrants that it has not, directly or indirectly, compensated or agreed to, and shall not, compensate the PL Capital Designee for his service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities, except for the PL Capital Group's agreement to indemnify and reimburse Mr. Keefe as described in the Nomination Notice.

(b)            The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

12.          Termination. Each Party shall have the right to terminate this Agreement by giving written notice to the Other Party at any time after the close of business on the date immediately following the date of the 2017 annual general meeting of stockholders (the date of such termination, the "Termination Date"). Notwithstanding the foregoing,

(a)            the obligations of the PL Capital Group and Mr. Keefe pursuant to Section 3, Section 4, Section 5 and Section 6 shall terminate in the event the Company materially breaches its obligations pursuant to Section 2, Section 5 or Section 6 or the representations and warranties in Section 11(b) of this Agreement and such breach has not been cured within 30 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 5 shall require a determination of a court of competent jurisdiction that the Company has materially breached Section 5; provided, further, that the obligations of the PL Capital Group and Mr. Keefe pursuant to Section 6 shall terminate immediately in the event that the Company materially breaches its obligations under Section 6;

(b)            the obligations of the Company pursuant to Section 2, Section 5 and Section 6 shall terminate in the event Mr. Keefe or any member of the PL Capital Group materially breaches its obligations in Section 1, Section 3, Section 4, Section 5 or Section 6 or the representations and warranties in Section 11(a) and such breach has not been cured within 30 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 5 shall require a determination of a court of competent jurisdiction that the PL Capital Group or Mr. Keefe has materially breached Section 5; provided, further, that the obligations of the Company pursuant to Section 6 shall terminate immediately in the event that Mr. Keefe or any member of the PL Capital Group materially breaches its obligations under Section 6; provided, further, that the obligations of the Company pursuant to Section 2 shall terminate immediately in the event the PL Capital Group ceases to beneficially own 5% or more of the issued and outstanding shares of Common Stock; and

(c)            Section 8, this Section 12 and Sections 13 to 18 shall continue to be in effect for a period of two years following such termination.

No termination shall relieve any Party from liability for any breach of this Agreement prior to such termination.

13.          Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

14.          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; (c) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Old Point Financial Corporation 1 West Mellen Street Hampton, Virginia 23663 Attention: Robert F. Shuford, Jr. Facsimile: (757) 221-0841
with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Attention: Kai H. Liekefett and Shaun J. Mathew
Facsimile: (212) 237-0100

and

Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point, PO Box 1122
Richmond, Virginia 23218
Attention: Jacob A. Lutz, III
Facsimile: (804) 698-6014

If to the PL Capital Group: PL Capital, LLC 67 Park Place East, Suite 675 Morristown, NJ 07960 Attention: Richard J. Lashley Facsimile: (973) 539-5404
with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
Attention: Peter Fetzer
Facsimile: (414) 297-4900

and

Foley & Lardner LLP
321 North Clark Street
Chicago, Illinois 60654
Attention: Phillip M. Goldberg
Facsimile: (312) 832-4700

If to Mr. Keefe: William F. Keefe 202 Hankinson Road Flemington, NJ 08822 Facsimile: (908) 788-5120

15.          Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the United States District Court for the Eastern District of Virginia located in Hampton Roads (to include Richmond), if such Court does not have subject matter jurisdiction, to the state courts of Virginia located in Hampton, Virginia, and any appellate court from any such Federal or state courts. Each Party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the Commonwealth of Virginia or the State Corporation Commission of Virginia, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 14. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

16.          Specific Performance. Each member of the PL Capital Group and Mr. Keefe, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the Other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision's specific terms or were otherwise breached or threatened to be breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each member of the PL Capital Group and Mr. Keefe, on the one hand, and the Company, on the other hand (the "Moving Party"), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the Other Party hereto shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 16 shall not be the exclusive remedy for any violation of this Agreement.

17.          Certain Definitions and Interpretations. As used in this Agreement: (a) the terms "Affiliate" and "Associate" (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; (b) the term "Annual Meeting" means each annual meeting of stockholders of the Company and any adjournment, postponement, reschedulings or continuations thereof; (c) the term "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (d) the terms "beneficial ownership," "group," "person," "proxy," and "solicitation" (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (e) the term "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Virginia are authorized or obligated to be closed by applicable law; (f) the term "Other Party" means (i) in the case of the Company, any member of the PL Capital Group or Mr. Keefe, and (ii) in the case of any member of the PL Capital Group or Mr. Keefe, the Company; (g) the term "Representatives" means a person's Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; (h) the term "SEC" means the U.S. Securities and Exchange Commission; (i) the term "Short Interests" means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called "stock borrowing" agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company's equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company's equity securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company's equity securities; (j) the term "Stockholder Meeting" means each annual or special meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (k) the term "Synthetic Equity Interests" means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company's equity securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company's equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (l) the term "Third Party" refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to any Party. In this Agreement, unless a clear contrary intention appears, (i) the word "including" (in its various forms) means "including, without limitation;" (ii) the words "hereunder," "hereof," "hereto" and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word "or" is not exclusive; and (iv) references to "Sections" in this Agreement are references to Sections of this Agreement unless otherwise indicated.

18.	Miscellaneous.

(a)            This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b)            This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)            This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the Other Party. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d)            Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)            If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

(f)            Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g)            This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

OLD POINT FINANCIAL CORPORATION

By:	/s/ Robert F. Shuford, Sr.
Robert F. Shuford, Sr.
Chairman of the Board
President & Chief Executive Officer

FINANCIAL EDGE FUND, L.P.,

By:	/s/ Richard J. Lashley
Richard J. Lashley
Managing Member, PL Capital, LLC (General Partner of Financial Edge Fund, L.P.)

FINANCIAL EDGE-STRATEGIC FUND, L.P.

By:	/s/ Richard J. Lashley
Richard J. Lashley
Managing Member, PL Capital, LLC (General Partner of Financial Edge-Strategic Fund, L.P.)

PL CAPITAL/FOCUSED FUND, L.P.

By:	/s/ Richard J. Lashley
Richard J. Lashley
Managing Member, PL Capital, LLC (General Partner of PL Capital/Focused Fund, L.P.)

PL CAPITAL, LLC

By:	/s/ Richard J. Lashley
Richard J. Lashley
Managing Member

PL CAPITAL ADVISORS, LLC

By:	/s/ Richard J. Lashley
Richard J. Lashley
Managing Member

GOODBODY/PL CAPITAL, L.P.

By:	/s/ Richard J. Lashley
Richard J. Lashley
Managing Member, Goodbody/PL Capital, LLC (General Partner of Goodbody/PL Capital, L.P.)

GOODBODY/PL CAPITAL, LLC

By:	/s/ Richard J. Lashley
Richard J. Lashley
Managing Member

JOHN W. PALMER

By:	/s/ John W. Palmer
John W. Palmer

RICHARD J. LASHLEY

By:	/s/ Richard J. Lashley
Richard J. Lashley

WILLIAM F. KEEFE

By:	/s/ William F. Keefe
William F. Keefe

EXHIBIT A

RESIGNATION LETTER

[DATE]

Board of Directors
Old Point Financial Corporation
1 West Mellen Street
 Hampton, Virginia 23663

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Settlement Agreement (the "Agreement") dated as of March 16, 2016 by and among (a) Old Point Financial Corporation, a Virginia corporation (the "Company"); (b) Financial Edge Fund, L.P., a Delaware limited partnership, Financial Edge-Strategic Fund, L.P., a Delaware limited partnership, PL Capital/Focused Fund, L.P., a Delaware limited partnership, PL Capital, LLC, a Delaware limited liability company ("PL Capital"), PL Capital Advisors, LLC, a Delaware limited liability company ("PL Capital Advisors"), Goodbody/PL Capital, L.P., a Delaware limited partnership, Goodbody/PL Capital, LLC, a Delaware limited liability company ("Goodbody/PL LLC"), John W. Palmer and Richard J. Lashley, as Managing Members of PL Capital, PL Capital Advisors and Goodbody/PL LLC (the "PL Capital Group"); and (c) Mr. William F. Keefe ("Mr. Keefe"). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Effective immediately upon (i) such time as the PL Capital Group's ownership in the Company falls below 5% of the outstanding Common Stock or (ii) the Termination Date, I hereby irrevocably resign from my position as a director of the board of directors of the Company (the "Board") and of The Old Point National Bank of Phoebus (the "Bank Board") and from any and all committees of the Board and of the Bank Board on which I serve. I acknowledge that upon such resignation I shall have no rights to nominate, recommend, appoint or participate in a Board or Bank Board vote in respect of any replacement director.

Very truly yours,

____________________________

Name: William F. Keefe

EXHIBIT B

OLD POINT ANNOUNCES AGREEMENT WITH PL CAPITAL

PL CAPITAL WITHDRAWS PROXY CONTEST

Hampton, Virginia – March 16, 2016 – Old Point Financial Corporation (NASDAQ: OPOF) ("Old Point" or the "Company") today announced that it has entered into an agreement with PL Capital and certain of its affiliates (collectively, the "PL Capital Group"), which beneficially owns approximately 6.1% of the Company's outstanding stock, and William F. Keefe, regarding the composition of Old Point's Board of Directors (the "Board").

Under the terms of the agreement, Old Point has agreed to nominate Mr. Keefe for election to the Board at the Company's 2016 and 2017 annual meetings of stockholders. If Mr. Keefe is elected to the Board, he will be placed on the board of directors of The Old Point National Bank of Phoebus and will be eligible to serve on other committees of the Board in the same manner as any other director.

PL Capital Group agreed to withdraw its proxy contest and to vote all of its shares in favor of the nominees of the Board at the 2016 and 2017 annual meetings, in addition to certain other customary standstill and voting commitments.

Robert F. Shuford, Jr., Director of the Company and President and CEO of Old Point National Bank, the Company's primary subsidiary commented: "The addition of Mr. Keefe to the Board's slate of director nominees is consistent with our commitment to carefully consider constructive input from our stockholders. We are confident that our agreement with the PL Capital Group will permit us to continue to focus on Old Point's financial performance and profitability in order to enhance stockholder value."

"We appreciate Old Point's approach and the collaborative solutions agreed to by all parties. We look forward to working together with Rob and his team towards our mutual goal of maximizing long-term value for all Old Point stockholders," added PL Capital Group's principal Richard J. Lashley.

Vinson & Elkins L.L.P. and Troutman Sanders LLP are serving as legal counsel to the Company. Foley & Lardner LLP is serving as legal counsel to the PL Capital Group.

About William F. Keefe

Mr. Keefe is a graduate of Fairleigh Dickinson University, Madison, New Jersey with a B.S. degree in Accounting. He is also an inactive Certified Public Accountant licensed in the State of New Jersey. Currently, Mr. Keefe is a Senior Portfolio Manager at TSP Capital Management Group, LLC, located in Summit, New Jersey with full responsibility for high net worth client acquisition and development, portfolio structuring and risk management. Mr. Keefe is also a member of the firm's Investment Committee. Effective April 1, 2016 Mr. Keefe will join McRae Capital Management Inc., Morristown, New Jersey as Managing Director. Mr. Keefe has worked at various commercial banks in New Jersey and has held executive and senior financial management positions in those institutions.

About Old Point

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Senior Vice President/Marketing Director, Old Point National Bank at 757-251-2792.

About PL Capital Group

PL Capital, LLC, an investment firm based in Naperville, Illinois that invests in community banks and thrifts, is one of the Company's largest institutional shareholders.

Important Additional Information

Old Point Financial Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Old Point stockholders in connection with the matters to be considered at Old Point's 2016 Annual Meeting. Old Point intends to file a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Old Point stockholders. OLD POINT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Old Point's directors and executive officers in Old Point stock, restricted stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through Old Point's website (www.oldpoint.com) or through the SEC's website at www.sec.gov. Information can also be found in Old Point's other SEC filings, including Old Point's definitive proxy statement for the 2016 Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2015. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Old Point's 2016 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Old Point with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Old Point's website at www.oldpoint.com, by writing to Old Point Financial Corporation at 1 West Mellen Street Hampton, Virginia 23663.

Forward Looking Statements

Statements made by representatives of Old Point in this press release that are not historical facts, are forward-looking statements. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company's control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts

Erin Black

Senior Vice President/Marketing Director

757-251-2792